Exhibit 2.1

SECOND AMENDMENT TO
BUSINESS COMBINATION AGREEMENT

August 16, 2023

This Second Amendment to Business Combination Agreement, dated as of August 14, 2023 (this “Amendment”) to that certain Business Combination Agreement, dated September 9, 2022 (the “BCA”), by and among Fintech Ecosystem Development Corp., a Delaware corporation (the “Company”), Monisha Sahni of Flat No. 104, Sharjah Main City, Shk Majed Bin Saqr Al Qasimi St Sharjah – 500001 UNITED ARAB EMIRATES (“Sahni”), Rachna Suneja of 2470, Hudson Line, Kingsway Camp, GTB Nagar, Delhi – 110009 INDIA (“Suneja”) and Ritscapital, LLC, a limited liability company organized in the United Arab Emirates (“RITS” and collectively, the “Members”), and Sahni as representative of the Members (“Member Representative”). The Company, Sahni, Suneja, RITS and Member Representative are collectively referred to as the “Parties” and each a “Party.” Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in the BCA.

WHEREAS, on September 9, 2022, the Parties entered into the BCA; and

WHEREAS, the Parties wish to amend the BCA to provide for the Board of Director appointment, as set forth herein.

1. Delete Section 7.17 of the BCA in its entirety, and replace it with the following:

SECTION 7.17. Governance Matters.

(a) Board of Directors. Upon the Closing, the Acquiror Board shall consist of (i) Dr. Saiful Khandaker, as Chairman, (ii) Robin Meister, Lynn Perkins, Bruce Brown and Dr. Rahul Kapoor, as independent directors, and (iii) Rachna Suneja and Ritesh Suneja as executive directors, and the board of directors of the Mobitech International, LLC shall consist of (i) Rachna Suneja as Chairman, and (ii) Monisha Sahni, and Saiful Khandaker as directors, and the board of directors of the DS Finworld India Private Limited, the India-based subsidiary of the Company shall consist of (i) Rachna Suneja as Chairman, and (ii) Saiful Khandaker and Ritesh Suneja as directors.

(b) Effectuation. Prior to the Closing, the parties shall take all action necessary to effectuate the provisions of this Section 7.17.

2. Miscellaneous Provisions. The parties hereto hereby agree that the provisions and obligations set forth in Sections 11.03 (Severability), 11.04 (Entire Agreement, Assignment), 11.05 (Parties in Interest), 11.06 (Governing Law), 11.08 (Headings), 11.09 (Counterparts), and 11.13 (Waiver) of the BCA shall apply, mutatis mutandis, to this Amendment.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized officers, this 14th day of August, 2023.

ACQUIROR:

FINTECH ECOSYSTEM DEVELOPMENT CORP.

/s/ Saiful Khandaker
Name:	Saiful Khandaker
Title:	Chief Executive Officer

MEMBERS:

/s/ Rachna Suneja
RACHNA SUNEJA

RITSCAPITAL, LLC

/s/ Ritesh Suneja
Name:	Ritesh Suneja
Title:	President

/s/ Monisha Sahni
MONISHA SAHNI

MEMBER REPRESENTATIVE:

/s/ Monisha Sahni
MONISHA SAHNI